UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2010
Fifth Street Finance Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Bank Street, Suite 1210
White Plains, New York 10606
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (914) 286-6800
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On October 22, 2010, the Board of Directors of Fifth Street Finance Corp. (the “Company”) adopted an Amended and Restated Dividend Reinvestment Plan (the “Plan”), which will become effective 30 days after the Company mails notice to its stockholders. The Company intends to mail notice prior to December 1, 2010 such that the Plan will be effective for all dividends paid by the Company after January 1, 2011.
The following are the material changes made to the Plan: (a) the number of shares to be issued to a stockholder that participates in the Plan will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the greater of (i) net asset value per share, and (ii) 95% of the market price per share of the Company’s common stock at the close of regular trading on the New York Stock Exchange on the payment date fixed by the Company’s Board of Directors for such distribution; and (b) references to language regarding the terms of the Plan prior to the Company’s initial public offering in 2008 were removed.
Descriptions of the amended Plan in this Current Report are qualified in their entirety by reference to a copy of such document that is filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Dividend Reinvestment Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2010	FIFTH STREET FINANCE CORP.
	By:	/s/ Bernard D. Berman
		Name:	Bernard D. Berman
		Title:	President